The Perkin-Elmer Corporation
                                        Norwalk, Connecticut 06859


                                        Michael J. McPartland
                                        Vice President
                                        Human Resources


June 24, 1997







Mr. Dennis Winger
2828 Jackson Street
San Francisco, CA 94115

Dear Dennis:

This will confirm our offer to you of a position as Senior Vice President, Finance and Chief Financial Officer. At the Board of Directors meeting, following your date of hire, it will be recommended that you be elected a Senior Vice President and Officer of the Corporation. In this position, you will report to Tony L. White. Reporting to you will be Ugo DeBlasi, Corporate Controller; John Ostaszewski, Assistant Treasurer; John Ryan, Vice President, Tax; John McBennett, Vice President, Audit; Charles Poole, Vice President, Investor Relations; and John Hill, Vice President, Information Technology.

The annual starting salary for the position is $375,000. Your salary will be reviewed annually, beginning in August, 1998. In addition, you will be recommended to the Management resources Committee of the Board as a participant in our Contingent Compensation Program. As a member of the program, you are eligible to earn a bonus award of 60% of your salary for achieving target-level performance. In FY 98, you will participate with full share potential based on Corporate performance.

As Chief Financial Officer, you will be eligible along with the CEO for an annual cash flow related Restricted Stock Award. Upon achieving target performance, that Award would provide you with 1,500 shares of Perkin-Elmer stock. At 10% over target performance, this increases to a maximum award of 3,000 shares. Obviously at 90% of target performance, there is no award. Details of this Award will be set forth in a separate agreement.

Mr. Dennis Winger
June 24, 1997
Page 2




We will recommend to the Board that you be granted a 50,000 share stock option at the Board meeting following your date of hire. The option grant will be valued according to the average market price of the stock on that day. Each year, you will be eligible for a stock option grant. At current guidelines used by the Board, this would be an annual grant of 25,000 shares. Also, subject to Board approval, will be the establishment of a change-of-control contract giving you certain rights and salary payments if such a situation arises. Details of these programs will be furnished in separate letters after the Board meeting.

You will also be eligible to receive 30,000 performance based options. These options will be equally divided in 5,000 share increments with performance targets of $80 / $87 / $94 / $101 / $108 / $115. These shares vest when the target price is achieved for a 90 day period. There is an additional vesting requirement of three year active employment which must be satisfied. Enclosed is a copy of the briefing paper which we provided to the Board describing this program.

In addition to the foregoing, the position offered to you entitles you to an annual car allowance of $15,000, financial planning and tax preparation assistance from a provider of your choice and four weeks annual vacation. The usual range of other benefits is also included. I have enclosed a copy of our Employee Guidebook which outlines our benefit programs.

As we discussed, we propose protecting your gain of $1,270,000 in Chiron equity in the following manner:

-    A $250,000 cash payment at the time you join Perkin-
  Elmer.

- A separate grant of 15,000 Perkin-Elmer options with a four year vesting period. If at the end of the four year vesting period, the aggregate appreciation of the options does not equal $1,000,000 (gross), the Company will provide a cash bonus to ensure that you receive $1.0M in pre tax gain. Obviously, if the aggregate appreciation of this option grant exceeds $1.0M, you will forgo any further payment.

Mr. Dennis Winger
June 24, 1997
Page 3




In some instances, your awards will be made subject to shareholder approval of the shares to support the grant. If for some reason we fail to receive that approval, we would be prepared to honor our commitments with cash payments.

Although Connecticut will be your principal residence, we understand that you will maintain a residence in California.
In order to assist you in this living arrangement, we will reimburse reasonable travel expenses for your wife to accompany you between California and Connecticut.

Dennis, we hope that you will accept this offer and join
Perkin-Elmer. Speaking personally, I look forward to working with you and offer you my full support and cooperation in the fulfillment of your responsibilities.
The other members of the management team are also very enthusiastic about the prospect of having you as a colleague.

Please do not hesitate to call me at my office (203-761-
5451) or my home
(203-259-6012), if you have any questions.

Sincerely,

/s/ Michael J. McPartland



/jk

cc:  T.L. White

                                        The Perkin-Elmer Corporation
                                        Norwalk, Connecticut 068599
July 21, 1997
Amended August 11, 1997
                                        Tony L. White
                                        Chairman and President
                                        Chief Executive Officer


Mr. Dennis Winger
2828 Jackson Avenue
San Francisco, CA  94115

Dear Dennis:

This will confirm our conversation of today. The following additions and clarifications to your offer letter of June 24 will be applicable in the event of your determination for any reason other than cause.

1.   Regarding the 15,000 share option on page 2 (last ).
  The one million dollars guarantee would vest 25% per year for 4 years beginning with your first anniversary as a Perkin-Elmer employee.

2. Should you be terminated for anything other than cause within the first two years, you could expect two years of base pay and continuation of health benefits. This commitment will be extended annually, unless either party gives six months' notice of intent not to renew.

3. Your initial payment of $250,000 will be earned and paid after you have completed two weeks employment with the company.

Dennis, we are delighted you have accepted this position and we look forward to getting the start date finalized and starting to work with you. My best to Barbara.

                              Sincerely,


                              /s/ Tony L. White
                              Tony L. White